EXHIBIT 99.1

 CROSSTEX ANNOUNCES $500 MILLION ACQUISITION OF PROCESSING AND LIQUIDS BUSINESS

     DALLAS, Aug. 8 /PRNewswire-FirstCall/ -- Crosstex Energy, L.P. (Nasdaq:
XTEX) (the Partnership) announced today that it had executed a definitive agreement with the El Paso Corporation (NYSE: EP) to acquire El Paso's processing and liquids business in South Louisiana for $500 million. The agreement has been approved by both companies' boards of directors, and is subject only to customary regulatory approvals and completion of certain pre-closing conditions by both parties. Closing is expected in the fourth quarter of this year.

    The assets to be acquired include 2.0 billion cubic feet per day (Bcf/d) of processing capacity, 66,000 barrels per day of fractionation capacity, 2.4 million barrels of underground storage, and 140 miles of liquids transport lines. The assets provide Crosstex with the opportunity to participate in the growing development of deepwater Gulf of Mexico reserves. The assets include:
     * The Eunice processing plant and fractionator, which is currently processing in excess of 850 million cubic feet per day (MMcf/d), and has a capacity of 1200 MMcf/d. The Eunice fractionation facilities have a capacity of 36,000 barrels per day of liquid products;
     * The Pelican processing plant, which is currently operating at its designed capacity of 300 MMcf/d. The plant is completing an expansion to a capacity of 600 MMcf/d, which is scheduled to be in service in September;
     * The Sabine Pass processing plant, which has a capacity of 300 MMcf/d and has recently been processing approximately 290 MMcf/d;
     * A 23.85 percent interest in the Blue Water Gas Processing plant, which represents net capacity to the acquired interest of 186 MMcf/d, of which approximately 40 MMcf/d is currently being used; and
     * The Riverside fractionator and loading facility, which has a fractionation capacity of 30,000 barrels per day of liquids products and fractionates liquids that it receives from the Pelican and Blue Water plants. Connected to Riverside is a 2.4 million barrel natural gas liquid storage facility at Napoleonville.

     "This is obviously an exciting transaction for our company, as it is several times the size of our largest previous acquisition," said Barry E. Davis, President and Chief Executive Officer of Crosstex Energy. "We feel these are quality assets which have been well-managed by an extremely professional employee group. We look forward to welcoming these employees into the Crosstex family, and expect to partner with them to enhance the synergies we already see between these assets and our existing presence in South Louisiana."

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     "We see tremendous growth of these assets in the future, driven by continued exploration and development of the deepwater Gulf of Mexico," Mr. Davis continued. "This drilling is developing oil reserves with large amounts of associated gas, which is richer in liquids content than these plants have historically been processing. We also expect to see these assets benefit from future imports of LNG in the Gulf Coast. Additionally, as we integrate these assets with our existing footprint in South Louisiana, we envision the ability to create new opportunities for organic and acquisition growth."

     Crosstex expects to finance the acquisition with approximately 50 percent debt and 50 percent equity, and it should be immediately accretive to the Partnership units.

     The facilities typically operate under contracts with producers which provide for processing on a fee basis, or for a percentage of the liquids produced. Crosstex plans to enter into hedge transactions to protect its commodity exposure from the percentage of liquids contracts at liquids prices that approximate current levels.

     Lehman Brothers and Banc of America LLC advised Crosstex on this acquisition. Banc of America Securities LLC has committed to provide a new senior secured facility. The proceeds will be used to refinance existing debt, acquire the El Paso South Louisiana properties and provide liquidity for the Company's growth initiatives.

     Conference Call
     Crosstex Energy will hold a conference call to discuss this acquisition Tuesday, August 9, at 2:00 p.m. Central Time (3:00 p.m. Eastern Time). The dial-in number for the call is 866-831-6291, passcode Crosstex. A live Webcast of the call can be accessed on the investor information page of Crosstex Energy's Website at http://www.crosstexenergy.com . The call will be available for replay for 30 days by dialing 888-286-8010, passcode 57544287. A replay of the broadcast will also be available on the Partnership's Website.

     About Crosstex
     Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and approximately 100 natural gas amine treating plants. Crosstex currently provides services for approximately 1.9 Bcf/day of natural gas.

     Crosstex Energy, Inc. (Nasdaq: XTXI) owns the general partner, a 51 percent limited partner interest in and the incentive distribution rights of Crosstex Energy, L.P.

     Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

     This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 27E of the Securities Exchange Act of 1934, as amended. All statements other than historical facts included herein, including statements regarding the anticipated growth of the acquired assets and the expected accretion from the acquisition, constitute forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500

SOURCE  Crosstex Energy, L.P.
    -0-                             08/08/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, L.P., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /